EXHIBIT 10.21
                        PERSONAL AND CONFIDENTIAL



                                                              July 12, 1995



Mr. James Ferstl
1212 East Cole Ave.
Fresno, California 93720

Dear Jim,

     Venture Stores, Inc. (the "Company") considers it essential to the best interests of its shareowners to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Company may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareowners.

     The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.

     In order to induce you to remain in the employ of the Company, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (the "Agreement") in the event your employment with the Company is terminated under the circumstances described below subsequent to a "change in con-trol of the Company" (as defined in Section 2).

     1. Term of Agreement. This Agreement shall commence on the date hereof, and shall continue in effect through April 30, 1996, provided, however, that commencing on the following May 1, and each May 1 thereafter, the term of this Agreement shall auto-matically be extended for one (1) additional year unless, not later than the immediately preceding March 1, the Company shall have given notice that it does not wish to extend this Agreement; provided, further that this Agreement shall automatically terminate if, before a change in control or a potential change of control of the Company, you cease to be employed as an executive vice president of the Company; and provided, further, that if a change in control or a potential change of control of the Company, as defined in Section 2, shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of not less than thirty-six (36) months beyond the end of the month in which such change in con-trol or potential change of control occurred.

     2.   Change in Control; Potential Change in Control.

     (i) No benefits shall be payable hereunder unless there shall have been a change in control of the Company, as set forth below. For purposes of this Agreement, a "change in control of the Company" shall be deemed to have occurred on the earliest to occur of any of the following:

          (a) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareowners of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities;

          (b) during any period of two (2) consecutive years, (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this Section) whose election by the Board or nomination for election by the Company's share-owners was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof;

          (c) the shareowners of the Company approve a merger or consolidation of the Company with any other company, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

          (d) the shareowners of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of transactions) all or substantially all of the Company's assets.

     (ii) For purposes of this Agreement, a "potential change in control of the Company" shall be deemed to have occurred if:

          (a) the Company enters in an agreement, the consum-mation of which would result in the occurrence of a change in control of the Company;

          (b) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a change in control of the Company;

          (c) any person, other than a trustee or other fidu-ciary holding securities under an employee benefit plan of the Company (or a Company owned, directly or indirectly, by the shareowners of the Company in substantially the same proportions as their ownership of stock of the Company), who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power of the Company's then outstanding securities, increases his beneficial ownership of such securities by 5% or more over the percentage so owned by such person on the date hereof; or

          (d) the Board adopts a resolution to the effect that, for purposes of this Agreement, a potential change in control of the Company has occurred.

     (iii) You agree that, subject to the terms and conditions of this Agreement, in the event of a potential change in control of the Company, you will remain in the employ of the Company until the earliest of (a) a date which is 180 days from the occurrence of such potential change in control of the Company,
(b) the termination by you of your employment by reason of Disability as defined in Subsection 3(ii), or (c) the date on which you first become entitled under this Agreement to receive the benefits provided in Section 4(iii) below.

     3.   Termination Following Change in Control.

          (i) General. If any of the events described in Sec-tion 2 constituting a change in control of the Company shall have occurred, you shall be entitled to the benefits provided in Sec-tion 4(iii) upon the subsequent termination of your employment during the term of this Agreement unless such termination is (a) because of your death or Disability, (b) by the Company for Cause, or (c) by you other than for Good Reason. In the event your employment with the Company is terminated for any reason and subsequently a change in control of the Company should have occurred, you shall not be entitled to any benefits hereunder.

          (ii) Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six consecutive months, and within 30 days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability."

          (iii) Cause. Termination by the Company of your employment for "Cause" shall mean termination (a) upon the will-ful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination (as defined in Subsection 3(v)) by you for Good Reason (as defined in Subsection 3(iv)), after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (b) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection, no act, or fail-ure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolu-tion duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in this Subsection and specify-ing the particulars thereof in detail.

          (iv) Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, (1) during the 180-day period following a change in control of the Company, a good faith determination by you that as a result of such change in control you are not able to discharge your duties effectively or (2) without your express written consent, the occurrence after a change in control of the Company of any of the following circumstances unless, in the case of paragraphs (a), (b), (e), (f), (g) or (h), such circumstances are fully corrected (effective retroactive to and including the date on which such circumstance first occurred) prior to the Date of Termination (as defined in Section 3(vi)) specified in the Notice of Termination (as defined in Section 3(v)) given in respect thereof:

          (a) the assignment to you of any duties inconsistent with the position in the Company that you held immediately prior to the change in control of the Company, or a signi-ficant adverse alteration in the nature or status of your responsibilities or the conditions of your employment from those in effect immediately prior to such change in control;

          (b) a reduction by the Company in your annual base salary, bonus opportunity or benefits as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary, bonus opportunity or benefit reductions similarly affecting all management personnel of the Company and all management personnel of any person whose actions result in a change in control of the Company and of any person affiliated with the Company or such person;

          (c) the relocation of the Company's offices at which you are principally employed immediately prior to the date of the change in control of the Company (your "base location") to a location more than 35 miles from such location, or the Company's requiring you to be based anywhere other than the Company's offices at your base location except for required travel on the Company's business to an extent substantially consistent with your business travel obligations immediately prior to the date of the change of control of the Company;

          (d) the failure by the Company to pay to you any portion of your current compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven
     (7) days of the date such compensation is due;

          (e) the failure by the Company to continue in effect any material compensation or benefit plan in which you participate immediately prior to the change in control of the Company, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the change in control of the Company except any such failure resulting from an across-the-board reduction in all material compensation or benefit plans similarly affecting all management personnel of the Company and all management personnel of any person whose actions result in a change in control of the Company and of any person affiliated with the Company or such person;

          (f) the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company's life insurance, medical, dental, accident or disability plans in which you were participating at the time of the change in control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits to you or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the change in control of the Company excepting any such failure resulting from an across-the-board reduction in all such benefits similarly affecting all management personnel of the Company and all management personnel of any person whose actions result in a change in control of the Company and of any person affiliated with the Company or such person;

          (g) the failure of the Company to obtain a satis-factory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6 hereof;
     or

          (h) any purported termination of your employment that is not effected pursuant to a Notice of Termination (as defined in Section 3(v)) and, if applicable, the require-ments of Subsection (iii) hereof, which purported termina-tion shall not be effective for purposes of this Agreement.

Your right to terminate your employment pursuant to this Subsec-tion shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circum-stance constituting Good Reason hereunder.

          (v) Notice of Termination. Any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6. "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

          (vi) Date of Termination, Etc. "Date of Termination" shall mean (a) if your employment is terminated for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such 30-day period), and (b) if your employment is terminated pursuant to Subsection (iii) or (iv) hereof or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than 30 days from the date such Notice of Termination is given, and in the case of a termination for Good Reason shall not be less than 15 nor more than 60 days from the date such Notice of Termination is given); provided, however, that if within 15 days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this proviso), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of com-petent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); and provided, further, that the Date of Termina-tion shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Not-withstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were par-ticipating when the notice giving rise to the dispute was given, and you shall not be required to render personal services to the Company during the pendency of any such dispute, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement, and shall not be offset against or reduce any other amounts due under this Agreement and shall not be reduced by any compensation earned by you as the result of employment by another employer.

     4. Compensation Upon Termination or During Disability. Following a change in control of the Company, you shall be entitled to the following benefits during a period of disability, or upon termination of your employment, as the case may be, pro-vided that such period or termination occurs during the term of this Agreement:

          (i) During any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you under the Company's disability plan or program or other similar plan during such period, until this Agreement is terminated pursuant to Sec-tion 3(ii) hereof. Thereafter, or in the event your employment shall be terminated by reason of your death, your benefits shall be determined under the Company's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

          (ii) If your employment shall be terminated by the Company for Cause or by you other than for Good Reason, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termina-tion is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such pay-ments are due, and the Company shall have no further obligations to you under this Agreement.

          (iii) If your employment by the Company should be terminated by the Company other than for Cause or Disability or if you should terminate your employment for Good Reason, you shall be entitled to the benefits provided below:

          (a) the Company shall pay to you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, no later than the fifth day following the Date of Termination, plus all other amounts to which you are entitled under any compensation plan of the Company, at the time such payments are due; provided, however, that no accrued but unpaid vacation pay shall be payable after the Date of Termination;

          (b) in lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you, at the time specified in Subsection (iv), a lump sum severance payment (together with the payments provided in paragraphs, (d) and (f) below, the aggregate of all such payments being referred to as the "Severance Payments") equal to

               (i) 300% of the greater of (A) your annual base salary in effect on the Date of Termination or (B) your annual base salary in effect immediately prior to the change in control of the Company, plus, in either case

               (ii) 300% of your target bonus with respect to the
                    year in which the change in control occurs;

          (c)  [Reserved]

          (d) if you have attained age 50 but have not attained age 55 on the Date of Termination, then for purposes of determining benefits under Sections 3.2(c) of the Company's Supplementary Retirement Plan, you shall be deemed to be entitled to the benefits under Section 3.2(c) of that plan if, during the five-year period following the occurrence of a change in control of the Company, the Company terminates your employment other than for Cause or you terminate your employment for Good Reason (it being expressly agreed that rights under this Section 4(iii)(d) of this Agreement shall survive for the five year period following the occurrence of a change of control of the Company);

          (e) the Company shall pay to you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code, to any payment or benefit provided here-under); and

          (f) for a thirty-six (36) month period after such termination, the Company shall arrange to provide you with life and health insurance benefits substantially similar to those which you were receiving immediately prior to the Notice of Termination. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by you pursuant to this paragraph (f) if an equivalent bene-fit is actually received by you during the thirty-six (36) month period following your termination, and any such bene-fit actually received by you shall be reported to the Company.

          (iv) The payments provided for in Subsection (iii)(b) shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amount of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth day after demand by the Company (together with interest at the rate provided in section 1274(b)(2)(B) of the Code).

          (v) Except as provided in Subsection (iii) (f) hereof, you shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit pro-vided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by re-tirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise.

          (vi) Notwithstanding the provisions of this Agreement, if

               (a) any payments or benefits received or to be received by you, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change in control of the Company or any person affiliated with the Company or such person, constitute "parachute payments" (such payments or benefits being hereinafter referred to as the "Parachute Payments") within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), and

               (b) the aggregate present value of the Parachute Payments reduced by any excise tax imposed under section 4999 of the Code (or any similar tax that may hereafter be imposed) (the "Excise Tax") would be less than three times your "base amount," as defined in section 280G(b)(3) of the Code, then, in lieu of that portion of the Parachute Payments to which you would otherwise be entitled under Section 4(iii)(b) of this Agreement, the Company shall pay to you an amount under Section 4(iii)(b) of this Agreement, such that the aggregate present value of the Parachute Payments is equal to 2.99 times your base amount.

          For this purpose, your base amount, the present value of the Parachute Payments, the amount of the Excise Tax and all other appropriate matters shall be determined by the Company's independent auditors in accordance with the principles of section 280G of the Code and based upon the advice of tax counsel selected by such auditors.

     5. Coordination With Employment Agreement. The terms of this Agreement shall be coordinated with and applied in conjunc-tion with the terms of your employment agreement with the Company. In general, it is the intent of the parties that, in the event of the termination of your employment following a change in control of the Company, the terms of this Agreement shall supersede and substitute for the provisions of your employ-ment agreement relating to any items of current compensation during the term of this Agreement. The benefits provided by this Agreement shall not, however, be construed to supersede or sub-stitute for (a) the provisions of your employment agreement re-lating to any items of current compensation after the expiration of this Agreement if you are then still an employee of the Company or (b) except as otherwise provided herein, any post-contract term benefits provided for in your employment agreement. Without limiting the foregoing, the Severance Payment shall be construed to be a payment in addition to (i) any payment or benefit intended to be a retirement payment, a retirement benefit or a retirement perquisite provided for in your employment agreement, (ii) any payment or benefit payable to you from and under the terms of the Company's retirement plans, including any supplementary retirement plan sponsored by the Company or its subsidiaries and applicable to you and profit sharing or savings plans and (iii) payments under deferred compensation plans of the Company or its subsidiaries.

     6. Successors; Binding Agreement. (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms to which you would be entitled here-under if you terminate your employment for Good Reason following a change in control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as here-inbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          (ii) This Agreement will inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, de-visees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

     7. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when de-livered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the address set forth on the first page of this Agreement, provided that all notice to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or pro-vision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or im-plied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agree-ment. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Missouri without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sec-tions. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 4 shall sur-vive the expiration of the term of this Agreement.

     9. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or en-forceability of any other provision of this Agreement, which shall remain in full force and effect.

     10. Counterparts. This Agreement may be executed in sev-eral counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     11. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in St. Louis, Missouri, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; pro-vided, however, that you shall be entitled to seek specific per-formance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     12. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and during the term of the Agreement supersedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representa-tive of any party hereto with respect to the subject matter con-tained herein.

     If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.



                         Sincerely,

                         VENTURE STORES, INC.


                         By /s/Robert N. Wildrick
                            Robert N. Wildrick



Agreed to, and effective as of July 12, 1995.


/s/ James Ferstl
James Ferstl